CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 19, 2010 on the financial statements of Technology Value Fund, a series of shares of Firsthand Funds.   Such financial statements appear in the 2009 Annual Report to Shareholders, which are incorporated by reference in the Pre-Effective Amendment to the Registration Statement on Form N-14 of Firsthand Technology Value Fund, Inc. with respect to the filing of the Combined Proxy Statement/Prospectus and Statement of Additional Information for Firsthand Technology Value Fund, Inc.  We also consent to the references to the name of our Firm in the Registration Statement and Combined Proxy Statement/Prospectus.

             /s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 10, 2010